EXHIBIT 5.1


Securities and Exchange Commission
Division of Corporate Finance
Washington, D. C.  20549


Re:  Registration Statement on Form S-8


Ladies and Gentlemen:

     I am General Counsel of Providian Financial Corporation, a Delaware corporation (the "Company"). This opinion is being delivered to you in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), issuable under the Providian Financial Corporation 1999 Non-Officer Equity Incentive Plan, as amended (as so amended, the "Plan"). I am a member of the Bar of the State of California.

     I am generally familiar with the properties and affairs of the Company (including the Plan). I have also examined those records of the Company I deemed necessary for the purpose of this opinion. On that basis, I am of the opinion that the four million (4,000,0000) additional shares of Common Stock of the Company being registered pursuant to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, when issued pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

     I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 relating to the Plan.


Very truly yours,

/s/ Ellen Richey

Ellen Richey
General Counsel